Exhibit 10.8.6
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amended and Restated Executive Employment Agreement (this “Agreement”), dated as of November 16, 2015 (the “Effective Date”), is entered into by and among University House Communities Group, Inc. (formerly IA Communities Group, Inc.) (the “Company”) and Travis Roberts (“Executive”). This Agreement amends and restates in its entirety the Prior Agreement (as defined below) effective as of the Effective Date.
RECITALS:
WHEREAS, the Company and Executive previously entered into that certain Amended and Restated Executive Employment Agreement (the “Prior Agreement”); and
WHEREAS, the Company and Executive wish to amend and restate the Prior Agreement to provide for the continued employment of Executive as the President of the Company on the terms and conditions set forth herein, effective as of the Effective Date.
NOW, THEREFORE, in consideration of the covenants herein contained and the employment of Executive and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Position. The Company will employ Executive as its President. The principal location of Executive’s employment shall be at the Company’s office located in Dallas, Texas, although Executive understands and agrees that Executive will be required to travel from time to time for business reasons. Executive agrees to devote Executive’s full working time and attention to the Company and to act at all times in the best interests of the Company. Executive will have such duties, responsibilities and authority as are consistent with Executive’s position. Prior to a Triggering Event, Executive shall report to the President and Chief Executive Officer of InvenTrust Properties Corp. (formerly Inland American Real Estate Trust, Inc.) (“InvenTrust”), or such other officer designated by the compensation committee of the board of directors of InvenTrust. After a Triggering Event, Executive shall report to the board of directors of the Company or such officer designated by the board of directors of the Company in the event that such Triggering Event is a Qualified Event, or to the highest ranking officer of the Company or the successor company if the Company is not a surviving entity of the Triggering Event in the event that such Triggering Event is a Change in Control. Executive agrees to perform Executive’s duties and responsibilities to the Company faithfully, competently, diligently and to the best of Executive’s ability, and subject to, and in accordance with, all of the policies, rules and regulations from time to time applicable to employees of the Company or InvenTrust. Executive further agrees to execute any additional documents as the Company or InvenTrust may from time to time request Executive and other similarly situated executives to sign regarding such policies, rules and regulations of the Company or InvenTrust, provided that any such additional documents shall not be inconsistent with the terms of this Agreement.
2.    Compensation and Benefits.
(a)    Base Salary. During the “Term” (as defined in Section 3 below), the Company will pay to Executive a base salary at a rate of $450,000 per annum, which may be reviewed and increased (but not decreased) from time to time in the normal course of business (such annual salary, as in effect from time to time, to be referred to herein as “Base Salary”). Executive’s Base Salary will be payable in accordance with InvenTrust’s normal payroll practices prior to a Triggering Event and the Company’s normal payroll practices following a Triggering Event.
(b)    Annual Performance Bonus. For the period from January 1, 2015 through December 31, 2015 and during each subsequent twelve (12)‑month period while Executive remains employed with the Company (each, a “Performance Period”), Executive will be eligible to receive an annual performance bonus award payable in cash in an amount determined by the Board, or a committee thereof, based upon the achievement of performance criteria mutually agreed upon by the Board and Executive with respect to such twelve (12)‑month period (the “Annual Bonus”). The bonus program to be established by the Board will include threshold, target and maximum levels. Executive will be eligible to receive an annual target bonus no less than eighty percent (80%) of Executive’s Base Salary (“Target Bonus”) with threshold and maximum bonus levels to be determined on an annual basis, with the actual bonus that becomes payable to be based on the actual achievement of the applicable performance criteria as determined by the Board or a committee thereof. In the event of the occurrence of a Triggering Event during a Performance Period, Executive will be eligible to receive an Annual Bonus equal to the target Annual Bonus for the year in which the Triggering Event occurs, pro-rated for the portion of the Performance Period that elapsed prior to the occurrence of the Triggering Event. Any Annual Bonus shall be paid to Executive in a lump sum as soon as reasonably practicable, but in no event later than March 15, following the end of the applicable fiscal year.
(c)    Annual Long-Term Incentive Award. No later than March 15 each year while Executive remains employed with the Company, Executive will be granted an award of a number of units (“Share Units”) having an aggregate value equal to no less than 133% of Executive’s Base Salary in that year (the date of each such grant, the “Share Unit Grant Date”), with the number of Share Units subject to each grant determined by dividing such amount by the Fair Market Value of a Share Unit on the Share Unit Grant Date. The terms and conditions of each Share Unit award shall be set forth in an award agreement substantially in the form attached hereto as Exhibit A (the “Award Agreement”).

Notwithstanding anything to the contrary in this Agreement, prior to a Triggering Event (as defined in the Award Agreement), if a portion of the real estate portfolio of the Company is listed on a public exchange, merged into another company, or sold, the Board shall consider vesting Executive with and settlement of a portion of the Share Units described in this Section 2(c) and any subsequent awards granted pursuant to the applicable equity incentive plan of the Company on the date of the listing or consummation of merger or sale as applicable.
(d)    Employee Benefits. Executive is also eligible for the benefit plans and employment policies offered by the Company, or by InvenTrust prior to a Triggering Event, to other senior level executives, under the same terms and conditions offered to senior level executives, subject to and on a basis consistent with the terms, conditions, and overall administration of such benefit plans. During the Term, Executive will accrue vacation with pay at an annual accrual rate consistent with the Company’s or InvenTrust’s policy in effect from time to time.
(e)    Reservation of Rights. Notwithstanding the foregoing, the Company following a Triggering Event, or InvenTrust prior to a Triggering Event, may change, amend, or discontinue any employee benefit plans and policies at any time in its sole discretion.
(f)    Business Expenses. The Company shall reimburse Executive for reasonable business expenses incurred by Executive on Company business, pursuant to the Company’s following a Triggering Event, or InvenTrust’s prior to a Triggering Event, standard expense reimbursement policy as in effect from time to time.
3.    Term; Termination of Employment. The term of this Agreement (the “Term”) begins on the Effective Date and will end, along with Executive’s employment with the Company, on the earliest to occur of the following events.
(a)    Notice by Executive. Executive can terminate Executive’s employment and the Term with Good Reason in accordance with the notice requirement under the definition of Good Reason under Section 11(g) of this Agreement or without Good Reason by providing 60 days’ advance written notice to the Company of such intent, with the last day of Executive’s employment being the end of such 60-day notice period. The Company can elect, in its sole discretion, to have Executive continue to provide services to the Company during some, all or none of such notice period and can elect, in its sole discretion, whether such services will be performed on or off Company premises.
(b)    Notice by the Company without Cause. The Company can terminate Executive’s employment and the Term without Cause by providing 60 days’ advance written notice to Executive of such intent, with the last day of Executive’s employment being the end of such 60‑day notice period. At the Company’s option, it may place Executive on a paid leave of absence for all or part of such notice period.

(c)    Termination For Cause. The Company can terminate Executive’s employment and the Term immediately upon notice to Executive if such termination of employment is for Cause.
(d)    Other Reasons. Executive’s employment and the Term will be terminated upon Executive’s death or Executive becoming Disabled.
(e)    Certain Payments. Upon Executive’s termination of employment for any reason, the Company will pay to Executive (a) Executive’s earned but unpaid Base Salary through the effective date of the termination and (b) any other amounts due to Executive from the Company or any of its Affiliates thereof as of the effective date of the termination, such as approved, unreimbursed business expenses and accrued and unused vacation. Executive’s participation in employee benefit plans of the Company or InvenTrust will be governed by the terms of those plans then in effect.
4.    Severance.
(a)    Termination Without Cause or Resignation for Good Reason other than within 24 months Following a Change in Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not on the date of, or during the twenty-four (24) month period following, a Change in Control, then, subject to Section 5 and Section 8, Executive will receive a payment in an amount equal to 1.5 times the sum of (i) Executive’s Base Salary and (ii) Executive’s Target Bonus for the year in which termination occurs. Such amounts will be payable over a period of 12 months in equal installments in accordance with the Company’s or InvenTrust’s normal payroll practices, commencing within seventy (70) days following Executive’s separation from service.
(b)    Termination Without Cause or Resignation for Good Reason Following a Change in Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is on the date of, or during the twenty-four (24) month period following, a Change in Control, then, subject to Section 5 and Section 8, Executive will receive a lump sum payment equal to 2.5 times the sum of (i) Executive’s Base Salary and (ii) Executive’s Target Bonus for the year in which termination occurs. Such lump sum amounts will be payable within seventy (70) days following Executive’s separation from service.
(c)    Benefit Continuation. If Executive is entitled to severance payments under either Section 4(a) or 4(b) hereof, the Company shall, at the Company’s expense, for a period of 18 months (the “Benefit Continuation Period”), provide medical insurance benefit coverage in coordination with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) by reimbursing Executive for the applicable coverage premiums, provided that

(i) Executive completes and timely files all necessary COBRA election documentation, which will be sent to Executive after the last day of employment and (ii) Executive continues to make all required premium payments required by COBRA. In the event such premium payment reimbursements by the Company, by reason of change in the applicable law, may, in the reasonable view of the Company, result in tax or other penalties on the Company, this provision shall terminate and Executive and the Company shall, in good faith, negotiate for a substitute provision that would not result in such tax or other penalties. Benefits otherwise receivable by Executive pursuant to this Section 4(c) shall be reduced to the extent Executive becomes eligible for substantially similar medical insurance benefits during the applicable Benefit Continuation Period (and any such benefits received by, or made available to, Executive shall be reported to the Company by Executive).
5.    Conditions to Receiving Severance. The receipt of any severance or other benefits pursuant to Section 4 will be subject to Executive signing, returning to the Company and not revoking, a general release agreement, in a form of agreement generally used by the Company for such purposes, releasing the Company, InvenTrust and their affiliates from any and all claims Executive may have arising out of Executive’s employment, or termination thereof (the “Release Agreement”) and such Release Agreement becoming effective no later than fifty-five (55) days following Executive’s termination of employment; provided, however, that in the event such fifty-five (55) day period straddles two taxable years, the payments described in Section 4 shall not commence until the later of the two taxable years; and provided further that the general release agreement and any accompanying separation agreement shall have no greater obligations or more limiting post-employment restrictions than are expressly set forth in this Agreement.
6.    Executive Covenants. Executive acknowledges that the covenants contained in Section 6 of this Agreement survive the termination of the Term and that the consideration noted in Section 2, as well as Executive’s employment, is sufficient compensation for such covenants. For purposes of this Section 6, “Company” means the Company and its subsidiaries, parent companies, including InvenTrust prior to a Triggering Event and affiliated companies.
(a)    Nondisclosure of Confidential Information. “Confidential Information” means data and information relating to the business of the Company, which is disclosed to or created by Executive, or of which Executive becomes aware as a consequence of Executive’s relationship with the Company, that has value to the Company and is not generally known to competitors of the Company. Subject to the foregoing, Confidential Information includes, but is not limited to, business development, marketing and sales programs, customer, potential customer and supplier/vendor information, customer lists, employee information, marketing strategies, Company financial results, information related to mergers and acquisitions, pricing information, personnel information, financial data, regulatory approval strategies, investigative records, research, marketing strategy, testing methodologies and results, computer programs, programs and protocols, and related items used by the Company in its business, whether contained in written form, computerized records, models, prototypes or any other format, and any and all information obtained in writing, orally or visually during visits to offices of the Company. Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (B) has been independently developed and disclosed by others without violating this Agreement, or (C) otherwise enters the public domain through lawful means. Executive acknowledges that Executive will continue to receive and develop Confidential Information of the Company as a necessary part of Executive’s job. Executive agrees that while employed by the Company, Executive will continue to benefit and add to the Company goodwill with its clients and in the marketplace generally. Executive further agrees that the loss of such clients will cause the Company significant and irreparable harm and that the restrictions on Executive’s use of such Confidential Information are reasonable and necessary to protect the Company’s legitimate business interests in its Confidential Information. Accordingly, Executive will not at any time during Executive’s employment by the Company, and for so long thereafter as the pertinent information or documentation constitutes Confidential Information as defined above, use or disclose to others any Confidential Information, except as specifically authorized in a signed writing by the Company or in the performance of work assigned to Executive by the Company. The covenants made by Executive herein are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright and trade secret laws, and laws concerning fiduciary duties. Executive hereby agrees not to disclose, copy, or remove from the premises of the Company any documents, records, tapes or other media or format that contain or may contain Confidential Information, except as required by the nature of Executive’s duties for the Company.
(b)    Return of Company Property. Promptly following the end of the Term, or at any time at the request of the Company, Executive will return to the Company all Confidential Information, physical property of the Company and any information relating to the clients or customers of the Company that Executive may possess or have under Executive’s control, together with all copies thereof, including but not limited to company hardware, records, memoranda, notes, plans, reports, computer tapes, software and other documents and data containing confidential information.
(c)    Noncompetition. Except on behalf of the Company, Executive acknowledges and agrees that during the Term and for 12 months following the termination of Executive’s employment by Executive for any reason or no reason or by the Company for Cause, Executive will not directly or indirectly engage in or associate with (including, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), any person or entity engaged in the business of operating or managing real estate investment trusts or purchasing or selling student housing properties anywhere in the United States (a “Competing

Business”), provided that Executive may own or manage, or participate in the ownership or management of, any entity that Executive owned or managed, or participated in the ownership or management of, prior to the Effective Date, which ownership, management or participation has been disclosed in writing to the Company on or prior to the Effective Date; and provided, further, that Executive may own, directly or indirectly, up to one percent (1%) of any class of “publicly traded securities” of any entity that is a Competing Business. For the purposes of this Section 6(c), “publicly traded securities” shall mean securities that are traded on a national securities exchange. Notwithstanding the foregoing, Executive shall no longer be subject to the terms of this Section 6(c) from and following the occurrence of a Change in Control with respect to any period following the termination of Executive’s employment with the Company.
(d)    Employee and Independent Contractor Nonsolicitation and Noninterference. During the Term and for 3 years following the termination of Executive’s employment for any reason or no reason by either the Company or Executive, Executive will not, directly or indirectly (i) recruit, hire, retain or attempt to recruit, hire or retain, any then-current employee or independent contractor of the Company or any former employee who was employed by the Company within the prior six (6) months, for employment or engagement with an entity other than the Company, or (ii) entice or attempt to persuade the Company’s then-current employee or independent contractor to leave employment or engagement with the Company.
(e)    Nondisparagement. Executive shall not make, and the Company shall instruct each member of the Board and each executive officer of InvenTrust and the Company not to make, or cause to be made, during the Term and at all times thereafter, any statement or communicate any information (whether oral or written) that disparages the Company or Executive, respectively, including, with respect to Executive’s obligations, the Company’s subsidiaries or parent companies or any of their respective officers, directors, board members, investors, shareholders, agents or employees.
(f)    Reasonableness. Executive acknowledges that the provisions contained in this Section 6 are reasonable and necessary to protect the Company’s interests in its good will, business relationships, and confidential information and that the Company will suffer substantial harm if Executive engages in any of the prohibited activities. Executive warrants that no provision of this Section 6 will work to prevent Executive from earning a living.
(g)    Enforcement. It is the desire and intent of the parties hereto that the provisions of Section 6 of this Agreement be construed independently of one another to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Each restriction contained in this Section 6 is intended to be severable, and the unenforceability of any such provision shall not affect the enforceability of any other provision of Section 6. The Company shall be entitled to all rights and remedies as set forth in this Section 6 until the expiration of the covenants contained herein in accordance with their terms. The parties agree and acknowledge that damages will be difficult, if not impossible, to calculate in the event of a breach, or threatened breach, of any of the provisions of this Section 6 and, in any event, damages will be an insufficient remedy in the event of such breach. Accordingly, the parties agree that the Company shall, in addition to all other remedies, be entitled to injunctive relief in the event of any breach of the provisions of this Section 6.
7.    Parachute Payment Limitations. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Executive by the Company (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would thereby subject Executive to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 7 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, then, solely to the extent that Executive would be better off on an after tax basis by receiving the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax, as determined by Executive in Executive’s sole discretion, the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Executive receives reduced payments and benefits as a result of application of this Section 7, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Executive or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code, and then shall be made (to the extent necessary) out of payments and benefits that are subject to Section 409A of the Code and that are due at the latest future date.
8.    Recoupment. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges that Executive will be subject to recoupment policies adopted by the Company pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the Shares of the Company may be listed.

9.    Tax Withholding. Executive shall be liable for all income taxes incurred with respect to all benefits provided under this Agreement. All payments required to be made to Executive under this Agreement shall be subject to withholding of amounts relating to income tax, excise tax, employment tax and other payroll taxes to the extent the Company determines is required to be withheld pursuant to applicable law or regulation.
10.    Section 409A of the Internal Revenue Code. It is the intent of the parties that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered consistent with such intent. With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. In addition, Executive’s right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Executive under this Agreement that are payable upon Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code and any payments described herein that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (A) the six-month anniversary of the separation from service or (B) the date of Executive’s death.
11.    Definitions. For the purposes of this Agreement, the following terms shall be defined as set forth below:

(a)    “Affiliate” means any domestic or foreign individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.
(b)    “Board” means the board of directors of InvenTrust prior to a Triggering Event and the board of directors of the Company or its successor on and after a Triggering Event.
(c)    “Cause” means any of the following:
(i)    the willful fraud or material dishonesty of Executive in connection with the performance of Executive’s duties to the Company;
(ii)    the deliberate or intentional failure by Executive to substantially perform Executive’s duties to the Company (other than Executive’s failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination for Good Reason) after a written notice is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes Executive has not substantially performed Executive’s duties;
(iii)    willful misconduct by Executive that is materially detrimental to the reputation, goodwill or business operations of the Company or any Affiliate;
(iv)    willful disclosure of the Company’s Confidential Information or trade secrets;
(v)    a breach of Section 6(a), (b), (c) or (d) or Section 18 of this Agreement; or
(vi)    the conviction of, or plea of nolo contendere to a charge of commission of a felony or crime of moral turpitude by Executive.
For purposes of this Section, no act or failure to act will be considered “willful,” unless it is done or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(d)    “Change in Control” means the first to occur of any of the events set forth in the following paragraphs; provided, however, that a Qualified Event shall not constitute a Change in Control:
(i)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or an Affiliate thereof or a Company or InvenTrust employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or InvenTrust representing thirty percent (30%) or more of the combined voting power the Company’s or InvenTrust’s, as applicable, then outstanding securities entitled to vote generally in the election of directors;
(ii)    a merger, reverse merger or other business combination or consolidation of the Company or InvenTrust or any direct or indirect subsidiary of the Company or InvenTrust, as applicable with any other corporation other than an Affiliate of the Company, other than a merger or consolidation which would result in the voting securities of the Company or InvenTrust, as applicable outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or InvenTrust, as applicable, or such surviving entity outstanding immediately after such merger, reverse merger, business combination or consolidation;
(iii)    a majority of the members of the Board in effect at the time of a Qualified Event is replaced during any 12 month period after the Qualified Event by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election; or
(iv)    a person (or group), other than an Affiliate of the Company, acquires (or has acquired, during a 12‑month period), assets that have a total gross fair market value of forty percent (40%) or more of the total gross fair market value of all assets of the Company immediately prior to such acquisition.
(e)    “Disabled” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or InvenTrust, whichever entity maintains such plan or policy, and if both maintain such a plan or policy, then the plan or policy of the Company. If no such disability plan or policy is maintained by the Company or InvenTrust, Disabled means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. If Executive disputes the Company’s determination of Disability, Executive (or Executive’s designated physician) and the Company (or its designated physician) shall jointly appoint a third party physician to examine Executive and determine whether Executive is Disabled.
(f)    “Fair Market Value” means, as of any particular date, the value of the Share Units or Shares as determined by the Board in good faith, which valuation will be provided to Executive in conjunction with the Board’s determination, provided that (i) prior to a Qualified Event, “Fair Market Value” of a Share or Share Unit shall be determined by reference to the valuation performed by Real Globe Advisors, LLC (“Real Globe”) as of December 31, 2013, or such other subsequent similar valuation report performed by Real Globe or other third party advisory firm engaged by the Board to estimate the value of a Share Unit or Share on a fully diluted basis, using methodologies and assumptions substantially similar to those used in prior valuations and (ii) if Shares are admitted to trading on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange, “Fair Market Value” of a Share on any such date shall be the closing price reported for such Share on such exchange on the last date preceding such date on which a sale was reported.
(g)    “Good Reason” means (i) a material diminution of Executive’s Base Salary, Target Bonus, grants of Share Units as set forth in Section 2(c) or other annual incentive compensation opportunities; (ii) a material reduction in Executive’s authority, duties or responsibilities; provided, however, that dispositions or transfers of assets between the Company and one or more Affiliates that are contemplated by the Board as of the execution of this Agreement shall not be considered a reduction in Executive’s authority, duties or responsibility for purposes of this clause (ii); (iii) a requirement that Executive report to anyone other than as set forth in Section 1; (iv) Executive being required to relocate Executive’s principal place of employment with the Company more than 50 miles from Executive’s principal place of employment as of the date of this Agreement, it being understood that Executive may be required to travel frequently in connection with Executive’s position as set forth herein and that prolonged periods away from Executive’s principal residence shall not constitute Good Reason; or (v) failure of any successor to the Company following a Change in Control, as defined in Section 11(d) of this Agreement, to assume this Agreement and the obligations hereunder. A termination of employment by Executive shall not be deemed to be for Good Reason unless (A) Executive gives the Company written notice describing the event or events which are the basis for such termination within sixty (60) days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of the Company’s receipt of such notice (“Correction Period”), and (C) Executive terminates Executive’s employment no later than thirty (30) days following the Correction Period.
(h)    “Qualified Event” means any of the following: (i) a straight listing of the Shares on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange; (ii) an underwritten public offering of Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time, which the Shares are approved for listing or quotation on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange; or (iii) a reverse merger of the Company into an existing publicly held company or its acquisition subsidiary, resulting in the Shares first becoming listed on the New York Stock Exchange, NASDAQ or on any other nationally recognized stock exchange.
(i)    “Shares” means shares of the common stock of the Company and any successor security or interest.
(j)    “Share Units” means notional units of the Company. Prior to any issuance of any Shares upon the vesting of a Share Unit, a Share Unit shall not comprise or convey to Executive any right, title or interest in actual ownership of the Company or any Shares.
(k)    “Triggering Event” means the first occurrence after the date of this Agreement of a Change in Control or a Qualified Event.
12.    Indemnification. Executive shall be entitled to indemnification by the Company or InvenTrust consistent with the terms of the Company’s or InvenTrust’s bylaws or equivalent organizational documents or indemnification policies in effect from time to time; provided, however, that the Company or InvenTrust shall not be required to pay any amounts under any such indemnification policy except upon receipt of an unsecured undertaking by Executive to repay any such amounts as are ultimately determined by a final judgment of a court of competent jurisdiction that Executive is not entitled to indemnification by the Company or InvenTrust. Executive will also be covered under the Company’s or InvenTrust’s directors and officers insurance policy, if any, pursuant to the terms of such policy for so long as the Company or InvenTrust maintains such coverage for any director or officer of the Company. The Company’s and InvenTrust’s obligations under this Section will survive termination or expiration of this Agreement and any termination of Executive’s employment with the Company for any reason, subject to the terms of the applicable policy as may be in effect at the Company or InvenTrust.
13.    Successors and Assigns. This Agreement and all rights hereunder are personal to Executive and shall not be assignable by Executive; provided, however, that any amounts that shall have become payable under this Agreement prior to Executive’s death shall inure to the benefit of Executive’s heirs or other legal representatives, as the case may be. This Agreement shall be binding upon and inure to the benefit of the Company’s successors, including any entity that succeeds to the business and interests of the Company whether by merger, consolidation, purchase of assets or otherwise, of all or substantially all of the Company’s assets and business.
14.    Blue-Penciling; Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal, unenforceable, or unreasonable or excessive as to duration, geographic scope, or activity, then such provision shall be modified or restricted to the extent necessary to make such provision valid, binding and enforceable. Any provision that is modified shall be construed by limiting and reducing it to the maximum time, geographic or scope limitations, as the case may be, so as to be reasonable and enforceable to the extent compatible with the applicable law. If such provision cannot be modified or restricted, then such provision shall be deemed to be excised from this Agreement, provided that the binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
15.    Amendment. This Agreement may not be amended orally; it may only be amended in a writing signed by Executive and a duly authorized representative of the Company.
16.    Notices. Any notices to be given under this Agreement may be made by personal delivery, e-mail, or recognized overnight courier. Notice by personal delivery or courier will be deemed made on the date of actual receipt.
Notice to the Company shall be addressed to:
Scott Wilton
Executive Vice President, General Counsel and Secretary, InvenTrust Properties Corp.
2809 Butterfield Road
Oak Brook, IL 60523
With a copy to:
Latham & Watkins LLP
355 S. Grand Avenue
Los Angeles, CA 90071
Attention: David Taub
Notice to Executive shall be addressed to Executive at the home address most recently provided to the Company.
17.    Governing Law. This Agreement shall be governed by and enforceable in accordance with the laws of the State of Delaware as applicable to contracts executed and performed within such state, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.
18.    Arbitration.
(a)    The Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims related in any way to Executive’s relationship with the Company and its parents and affiliates, including, but not limited to, any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability); any dispute, controversy or claim arising out of or relating to this Agreement or the breach of this Agreement; and any dispute as to the arbitrability of a matter under this Agreement (collectively, “Claims”); provided, however, that nothing in this Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement.
(b)    All Claims shall be resolved exclusively by arbitration administered by JAMS under its Employment Arbitration Rules and Procedures then in effect (the “JAMS Rules”). Notwithstanding the foregoing, the Company and Executive shall have the right to (i) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, or (ii) interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules, in each case to prevent any violation of this Agreement. The Company and Executive must notify the other party in writing of a request to arbitrate any Claims within the same statute of limitations period applicable to such Claims.
(c)    Any arbitration proceeding brought under this Agreement shall be conducted before one arbitrator in DuPage County, Illinois, or such other location to which the parties mutually agree. The arbitrator shall be selected in accordance with the JAMS Rules, provided that the arbitrator shall be an attorney with significant experience in employment matters. Each party to any dispute shall pay its own expenses, including attorneys’ fees; provided, however, that the Company shall pay all costs and fees that Executive would not otherwise have been subject to paying if the claim had been resolved in a court of law and, to the extent required by applicable law for this arbitration provision to be enforceable, the Company shall reimburse Executive for any reasonable travel expenses incurred by Executive in connection with Executive’s travel to Illinois for any arbitration proceedings. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law, and the arbitrators shall be required to follow the laws of the State of Delaware consistent with Section 17 of this Agreement.
(d)    Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(e)    It is part of the essence of this Agreement that any Claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
19.    Captions and Headings. Captions and paragraph headings are for convenience only, are not a part of this Agreement, and shall not be used to construe any provision of this Agreement.
20.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one Agreement. Signatures may be exchanged by facsimile or email.
21.    Survival. The respective obligations of, and benefits accorded to, the Company and Executive as provided in Section 2(b) and (c), 3(e), 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 18 of this Agreement shall survive the expiration or earlier termination of this Agreement. Without limiting the foregoing, Executive acknowledges and agrees that Executive’s obligations under Section 6 of this Agreement shall survive the cessation of Executive’s employment with the Company for whatever reason.
22.    Entire Agreement. This Agreement sets forth the entire agreement between the Company (or any of its affiliates) and Executive with respect to its subject matter, and merges and supersedes all prior discussions, negotiations, representations, proposals, agreements and understandings of every kind and nature between the Company (or any of its affiliates) and Executive, including the Prior Agreement. Executive and the Company represent that, in executing this Agreement, each party has not relied upon any representation or statement made by the other party, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement on the date first written above.
University House Communities Group, Inc.
/s/ Thomas McGuinness
By: Thomas McGuinness
Its: Director
Executive
/s/ Travis Roberts
Travis Roberts

Exhibit A

University House Communities Group, Inc.
Share Unit Award Agreement (2015)

This Share Unit Award Agreement (2015) (this “Award Agreement”) is made and entered into effective as of the Date of Grant (defined below) by and between University House Communities Group, Inc. (formerly IA Communities Group, Inc.) (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Inland American Communities Group, Inc. 2014 Share Unit Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Name of Participant: Travis Roberts

Number of Share Units: 35,765

Date of Grant: June 19, 2015

Share Unit Value at Date of Grant: $13.98

Vesting Commencement Date: January 1, 2015

Participant Address:

1.Grant of Share Units. The Company hereby grants to the Participant the total number of Share Units set forth above (this “Award”), subject to all of the terms and conditions of this Award Agreement and the Plan.

2.Definitions. As used in this Award Agreement, the following terms shall have the meanings set forth below:

“Disabled” or “Disability” shall have the same meaning as provided in the long-term disability plan or policy maintained by the Company or prior to a Triggering Event, InvenTrust Properties Corp. (formerly Inland American Real Estate Trust, Inc.) (“InvenTrust”), whichever entity maintains such plan or policy, and if both maintain such a plan or policy, then the plan or policy of the Company. If no such disability plan or policy is maintained by the Company or InvenTrust, such term shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. If the Participant disputes the Company’s determination of Disability, the Participant (or Participant’s designated physician) and the Company (or its designated physician) shall jointly appoint a third party physician to examine the Participant and determine whether the Participant is Disabled.

“Good Reason” shall have the meaning set forth under an applicable employment agreement between the Participant and the Company or an Affiliate of the Company, provided that if no such definition is applicable, such term shall mean (i) a material diminution of the Participant’s base salary or annual target bonus opportunity; (ii) a material reduction in the Participant’s authority, duties or responsibilities; (iii) Participant being required to relocate Participant’s principal place of employment with the Company or an Affiliate more than 50 miles from Participant’s principal place of employment as of immediately prior to a Change in Control, it being understood that any requirement that Participant travel frequently and spend prolonged periods away from Participant’s principal residence shall not constitute Good Reason; or (iv) failure of any successor to the Company following a Change in Control to assume this Award Agreement and the obligations hereunder. A termination of employment by the Participant shall not be deemed to be for Good Reason unless (A) Participant gives the Company written notice describing the event or events which are the basis for such termination within sixty (60) days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of the Company’s receipt of such notice (“Correction Period”), and (C) Participant terminates Participant’s employment no later than thirty (30) days following the Correction Period.

3.Vesting of Share Units. Except for Share Units that vest pursuant to Sections 6(b) and 6(c) of this Award Agreement, the Share Units granted hereunder shall vest and be settled in cumulative installments as follows: (i) with respect to one-third (⅓) of the total number of Share Units, on the later to occur of the first anniversary of the Vesting Commencement Date or the date there first occurs a Triggering Event, (ii) with respect to one-third (⅓) of the total number of Share Units, on the later to occur of the second anniversary of the Vesting Commencement Date or the date there first occurs a Triggering Event, and (iii) with respect to one-third (⅓) of the total number of Share Units, on the later to occur of the third anniversary of the Vesting Commencement Date or the date there first occurs a Triggering Event (each, a “Vesting Date”); provided that the Participant is employed with the Company through the applicable Vesting Date; and provided further that in no event will the Share Units granted pursuant to this Award Agreement vest or be settled unless a Triggering Event occurs no later than the fifth (5th) anniversary of the Vesting Commencement Date.

4.Form of Payment.

(a) Change in Control. In the event that the first Triggering Event to occur is a Change in Control, upon the applicable Vesting Date, the Participant shall be entitled to receive an amount in cash equal to the Fair Market Value of the Share Units subject to this Award determined as of the date of the Change in Control; provided, however, that if the acquiring entity is a publicly traded company and the Share Units subject to this Award are converted into share units or other form of equity award of such acquiring entity at the time of the Change in Control, then the Share Units subject to this Award will be settled in shares of the acquiring entity, in either case, on the applicable Vesting Date.

(b) Qualified Event. In the event that the first Triggering Event to occur is a Qualified Event, upon the applicable Vesting Date, the Participant shall be entitled to receive a number of Shares having an aggregate value on the applicable Vesting Date equal to the Fair Market Value on the applicable Vesting Date of the Share Units subject to this Award.

5.Restrictions on Transfer. None of the Share Units subject to this Award, or the Participant’s rights with respect to such Share Units, shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of, encumbered, whether voluntarily or involuntarily, or by operation of law or otherwise (each such action a “Transfer”). Unless the Company determines otherwise, any attempted Transfer of the Share Units subject to this Award shall be null and void, and the Company shall not reflect on its records any change in ownership of any Share Units as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any such Share Units. This Award of Share Units is personal to the Participant, non-assignable and not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

6.Termination of Employment Services.

(a)Termination of Employment For Cause. In the event the Participant’s employment with the Company and its Subsidiaries is terminated for Cause, all of the Participant’s Share Units that are unvested as of the date of such termination shall be forfeited as of such date.

(b)Termination of Employment On Account of Death or Disability. If the Participant’s employment is terminated on account of death or Disability, with respect to all of the Participant’s Share Units that are unvested as of the date of such termination, then if a Triggering Event has (i) occurred prior to the date of such termination, upon such termination Participant shall be entitled to receive an amount in cash equal to the Fair Market Value of the Share Units subject to this Award, as determined as of the date of such termination, or (ii) not occurred prior to the date of such termination, upon the occurrence of a Triggering Event, Participant shall be entitled to receive an amount in cash equal to the Fair Market Value of the Share Units subject to this Award on the date of such Triggering Event.

(c)Termination of Employment by Participant For Good Reason or by the Company Without Cause following a Triggering Event. Except as may otherwise be provided under the terms of an applicable employment agreement between the Participant and the Company or an Affiliate of the Company and subject to any additional terms of such employment agreement, upon termination of the Participant’s employment by Participant for Good Reason or by the Company without Cause, in either case, following the occurrence of a Triggering Event, any Share Units that are unvested as of the date of such termination shall vest and be settled immediately as of such termination date.

(d)Termination of Employment For Any Other Reason. Unless otherwise provided in an applicable employment agreement between the

Participant and the Company or any Affiliate of the Company, if the Participant’s employment terminates for any reason other than the reasons enumerated in paragraphs (a) through (c) above, any Share Units that are unvested as of the date of Participant’s termination of employment shall be forfeited effective as of the date of such termination.

7.No Shareholder Rights Prior to Vesting; Dividend Equivalents. The Participant shall have no rights of a stockholder unless and until Shares are issued to the Participant pursuant to the terms of this Award Agreement. Notwithstanding the foregoing, after the occurrence of a Qualified Event, the Share Units subject to this Award shall be entitled to accrue dividend equivalents until the settlement date of the Share Units. As of each dividend date with respect to shares of common stock of the Company (“Common Stock”), a dollar amount shall accrue to the Participant equal to the amount of the dividend that would have been paid on the number of shares of Common Stock that would have been held by the Participant as of the close of business on the record date for such dividend had such Share Units been converted on such date into the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date for an amount equal to the Fair Market Value of such Share Units. In the case of any dividend declared on shares of Common Stock that is payable in shares of Common Stock, the Participant will be credited with an additional number of Share Units equal to the number having a Fair Market Value equal to the Fair Market Value of the shares of Common Stock (including any fraction thereof) that would have been distributable to the Participant as a dividend had Participant’s Share Units been converted into the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date for an amount equal to the Fair Market Value of such Share Units. No dividend equivalents shall be paid out to the Participant unless and until the Share Units to which the dividend equivalents relate have become vested and settled.

8.Conflicts with Award Plan or Employment Agreements. This Award and the terms of this Award Agreement are made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

9.Participant Covenants. By accepting this Award, Participant acknowledges and agrees (i) to the covenants contained in Section 9 of this Award Agreement and that this Award, as well as Participant’s employment, is sufficient compensation for such covenants, and (ii) that the covenants contained in Section 9 of this Award Agreement are in addition to, and not in replacement of, any other agreements between Participant and Company or its Affiliates that contain covenants with respect to confidentiality or confidential information. For purposes of this Section 9, “Company” means the Company and its subsidiaries, parent companies and affiliated companies.

(a)Nondisclosure of Confidential Information. “Confidential Information” means data and information relating to the business of the Company, which is disclosed to or created by Participant, or of which Participant becomes aware as a consequence of Participant’s relationship with the Company, that has value to the Company and is not generally known to competitors of the Company. Subject to the foregoing, Confidential Information includes, but is not limited to, business development, marketing and sales programs, customer, potential customer and supplier/vendor information, customer lists, employee information, marketing strategies, Company financial results, information related to mergers and acquisitions, pricing information, personnel information, financial data, regulatory approval strategies, investigative records, research, marketing strategy, testing methodologies and results, computer programs, programs and protocols, and related items used by the Company in its business, whether contained in written form, computerized records, models, prototypes or any other format, and any and all information obtained in writing, orally or visually during visits to offices of the Company. Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (B) has been independently developed and disclosed by others without violating this Award Agreement, or (C) otherwise enters the public domain through lawful means. Participant acknowledges that Participant will continue to receive and develop Confidential Information of the Company as a necessary part of Participant’s job. Participant agrees that while employed by the Company, Participant will continue to benefit and add to the Company goodwill with its clients and in the marketplace generally. Participant further agrees that loss of such clients will cause the Company significant and irreparable harm and that the restrictions on Participant’s use of such Confidential Information are reasonable and necessary to protect the Company’s legitimate business interests in its Confidential Information. Accordingly, Participant will not at any time during Participant’s employment by the Company, and for so long thereafter as the pertinent information or documentation constitutes Confidential Information as defined above, use or disclose to others any Confidential Information, except as specifically authorized in a signed writing by the Company or in the performance of work assigned to Participant by the Company. The covenants made by Participant herein are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright and trade secret laws, and laws concerning fiduciary duties. Participant hereby agrees not to disclose, copy, or remove from the premises of the Company any documents, records, tapes or other media or format that contain or may contain Confidential Information, except as required by the nature of Participant’s duties for the Company.

(b)Return of Company Property. Promptly following the termination of Participant’s employment for any reason, or at any time at the request of the Company, Participant will return to Company all Confidential Information, physical property of the Company and any information relating to the clients or customers of the Company that Participant may possess or have under Participant’s control, together with all copies thereof, including but not limited to company hardware, records, memoranda, notes, plans, reports, computer tapes, software and other documents and data containing confidential information.

(c)Nonsolicitation and Noninterference. During Participant’s employment and (i) for 3 years following the termination of Participant’s employment for any reason or no reason by either the Company or Participant, Participant will not, directly or indirectly, recruit, hire, retain or attempt to recruit, hire or retain, any then-current employee or independent contractor of the Company or any former employee who was employed by the Company within the prior six (6) months, for employment or engagement with an entity other than the Company, or entice or attempt to persuade the Company’s then-current employee or independent contractor to leave employment or engagement with the Company and (ii) for 1 year following termination of Participant’s employment for any reason or no reason by either the Company or Participant, Participant will not engage in or attempt to engage in negotiations with any potential sellers or developers regarding specific projects identified by the Company in its most-recent internal pipeline report (i.e., the most recent internal pipeline report available prior to the date of the Participant’s termination of employment) as an active development deal (and for the avoidance of doubt, excluding former development deals no longer included in such reports) (“Active Projects”), but Participant shall be free to communicate and negotiate with any sellers or developers on topics other than Active Projects; provided, however, the Company may, in its sole discretion, waive the provisions of Section 9(c)(ii) after its receipt from Participant of (a) a written request for a waiver specifying the Active Project with respect to which such waiver is being sought and (b) an amount equal to the total cumulative expenditures or costs incurred by the Company with respect to such Active Projects, as determined by the Company in its sole discretion. The parties expressly acknowledge and agree that this section 9(c) shall constitute an amendment to, and shall hereby amend and supersede, any provision of any previously executed Share Unit Award Agreement between the Company and Participant pertaining to the subject matter of this Section 9(c).

(d)Nondisparagement. Participant shall not make, and the Company shall instruct each member of the Board and each executive officer of InvenTrust and the Company not to make, or cause to be made, during Participant’s employment and at all times thereafter, any statement or communicate any information (whether oral or written) that disparages the Company or Participant, respectively, including, with respect to Participant’s obligations, the Company’s subsidiaries or parent companies or any of their respective officers, directors, board members, investors, shareholders, agents or employees.

(e)Reasonableness. Participant acknowledges that the provisions contained in this Section 9 are reasonable and necessary to protect the Company’s interests in its good will, business relationships, and confidential information and that the Company will suffer substantial harm if Participant engages in any of the prohibited activities. Participant warrants that no provision of this Section 9 will work to prevent Participant from earning a living.

(f)Enforcement. It is the desire and intent of the parties hereto that the provisions of Section 9 of this Award Agreement be construed independently of one another to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Each restriction contained in this Section 9 is intended to be severable, and the unenforceability of any such provision shall not affect the enforceability of any other provision of Section 9. The Company shall be entitled to all rights and remedies as set forth in this Section 9 until the expiration of the covenants contained herein in accordance with their terms. The parties agree and acknowledge that damages will be difficult, if not impossible, to calculate in the event of a breach, or threatened breach, of any of the provisions of this Section 9 and, in any event, damages will be an insufficient remedy in the event of such breach. Accordingly, the parties agree that the Company shall, in addition to all other remedies, be entitled to injunctive relief in the event of any breach of the provisions of this Section 9.

10.Arbitration.

(a)The Company and Participant mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims related in any way to this Award or otherwise to Participant’s relationship with the Company and its parents and affiliates, including, but not limited to, any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability); any dispute, controversy or claim arising out of or relating to this Award Agreement or the breach of this Award Agreement; and any dispute as to the arbitrability of a matter under this Award Agreement (collectively, “Claims”); provided, however, that nothing in this Award Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement.

(b)All Claims shall be resolved exclusively by arbitration administered by JAMS under its Employment Arbitration Rules and Procedures then in effect (the “JAMS Rules”). Notwithstanding the foregoing, the Company and Participant shall have the right to (i) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, or (ii) interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules, in each case, to prevent any violation of this Award Agreement or any other agreement between the Company and Participant. The Company and Participant must notify the other party in writing of a request to arbitrate any Claims within the same statute of limitations period applicable to such Claims.

(c)Prior to a Triggering Event, any arbitration proceeding brought under this Award Agreement shall be conducted before one arbitrator in DuPage County, Illinois, or such other location to which the parties mutually agree. After the occurrence of a Triggering Event, any arbitration proceeding brought under this Award Agreement shall be conducted before one arbitrator in Dallas, Texas, or such other location to which the parties mutually agree. The arbitrator shall be selected in accordance with the JAMS Rules, provided that the arbitrator shall be an attorney with significant experience in employment matters. Each party to any dispute shall pay its own expenses, including attorneys’ fees; provided, however, that the Company shall pay all costs and fees that Participant would not otherwise have been subject to paying if the claim had been resolved in a court of law and, to the extent required by applicable law for this arbitration provision to be enforceable, the Company shall reimburse Participant for any reasonable travel expenses incurred by Participant in connection with Participant’s travel to Illinois or Texas, as the case may be, for any arbitration proceedings. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law, and the arbitrators shall be required to follow the laws of the State of Delaware consistent with Section 14 of this Award Agreement.

(d)Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(e)It is part of the essence of this Award Agreement that any Claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Participant agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

11.No Rights to Continuation of Employment. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) to terminate the Participant’s employment at any time for any reason whatsoever, with or without Cause.

12.Tax Withholding. The Participant may be required to pay to the Company or any Subsidiary, and the Company or any Subsidiary shall have the right and is hereby authorized to withhold from any payment due or transfer made under this Award or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, securities, or other property) of, any applicable withholding taxes in respect of this Award or any payment pursuant to this Award and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

13.Section 409A. It is the intent of the parties that this Award comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Award, and the terms of this Award Agreement, shall be interpreted and administered consistent with such intent. Notwithstanding anything contained in this Award Agreement to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment for purposes of this Award to the extent the Award becomes payable upon the Participant’s termination of employment until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, each amount to be paid or benefit to be provided to the Participant pursuant to an Award shall be construed as a separate identified payment for purposes of Section 409A of the Code and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, if the Participant is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Participant’s separation from service, then to the extent any Award, or payment therefor (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Participant’s separation from service and (iii) under the terms of this Award Agreement would be payable prior to the six-month anniversary of the Participant’s separation from service, settlement of such Award or the payment therefor shall be delayed until the earlier to occur of (A) the six-month anniversary of the separation from service or (B) the date of the Participant’s death.

14.Governing Law. This Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

15.Binding on Successors. The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

16.No Assignment. Notwithstanding anything to the contrary in this Award Agreement or the Plan, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.

17.Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

18.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

19.Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

20.Notices. All notices and other communications under this Award Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to Company:    Scott Wilton
Executive Vice President, General Counsel and Secretary, InvenTrust Properties Corp.
2809 Butterfield Road
Oak Brook, IL 60523

If to the Participant:    At the Participant Address set forth above.

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

21.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Share Units subject to all the terms and conditions of the Plan and this Award Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date first set forth above.

UNIVERSITY HOUSE COMMUNITIES GROUP, INC.
By /s/ Thomas P. McGuinness
Name: Thomas P. McGuinness
Title: Director

PARTICIPANT

Signature /s/ Travis Roberts
Print Name: Travis Roberts